Exhibit 10.11

CONSULTING AGREEMENT

This Consulting Agreement dated [DATE], 2016, is between Jae Whan Yoo (“Consultant”) and BBCN Bancorp, Inc. (“BBCN”) (collectively, the “Parties”).

RECITALS

A. Consultant has been the President and Chief Executive Officer of Wilshire Bancorp, Inc. (“Wilshire”) and Wilshire Bank since February 18, 2014. Consultant’s position with Wilshire Bancorp, Inc. and Wilshire Bank will end upon the Closing of the mergers between BBCN and Wilshire and between BBCN and Wilshire Bank. (For purposes of this Agreement, the term “Closing” shall have the same meaning as in the merger agreement by and BBCN and Wilshire.)

B. For the Parties’ mutual benefit, BBCN would like to engage the services of Consultant, and Consultant would like to provide consulting services to BBCN during a transition period immediately following the merger.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BBCN and Consultant agree as follows:

1. CONSULTANT’S SERVICES

a. Consultant agrees to perform the following services: (i) consult with BBCN on matters as requested by BBCN to assist with a smooth transition following the merger between BBCN and Wilshire; (ii) consult with BBCN regarding any litigation involving BBCN, Wilshire. and/or their subsidiaries as requested by BBCN; and (iii) any other services reasonably requested by BBCN (“Services”). Consultant shall not be required to devote more than 40 hours per week to the Services. These Services may be amended from time to time in a writing signed by the Parties. Consultant shall report to the CEO of BBCN.

b. Consultant may perform services for other entities, except to the extent doing so causes Consultant to breach Consultant’s obligations under this Agreement or creates a conflict of interest. Prior to entering into any consulting arrangement with any bank, bank holding company, savings and loan or thrift institution (collectively, “Financial Institution”), Consultant shall inform BBCN in writing of such proposed arrangement and provide BBCN with an opportunity to advise Consultant if it believes the engagement would constitute a conflict of interest. Consultant represents that he is not currently a party to any existing consulting agreement with any Financial Institution or any other agreement that is inconsistent with this Agreement.

2. FEES

BBCN shall pay Consultant Twenty-Five Thousand Dollars ($25,000.00) per month for the Services (prorated for partial months of service, such as the first and last months of the Term), which shall be paid in arrears on the 1st day of each month. In addition, through the

Term, Consultant and his spouse will be entitled to participate in the group medical insurance plans of BBCN to the same extent and at the same cost to Consultant as an executive of BBCN. BBCN shall have no liability to Consultant for any amounts other than as expressly set out in this Agreement. If CEO of BBCN asks Consultant to undertake activities that will require him to incur expenses on behalf of BBCN and authorizes Consultant in writing to incur those expenses, BBCN shall reimburse Executive for those authorized expenses. Otherwise, Consultant shall be responsible for all expenses incurred in association with the performance of the Services.

3. TERM OF AGREEMENT

Provided that Executive executes and does not revoke the Separation and Release Agreement by and between WILSHIRE BANCORP, INC. (“Wilshire”) and WILSHIRE BANK effective as of [DATE], 2016, this Agreement will become effective as of the Closing and will be for a term of one year, unless terminated earlier as set forth below (“Term”). Upon ninety (90) days’ notice prior to the expiration of the Term, BBCN may extend the Term for one additional year at its sole discretion.

4. TERMINATION

a. If either Party materially breaches any of the provisions of this Agreement, the non-breaching Party may terminate this Agreement by giving written notification to the breaching Party. Termination will be effective fourteen (14) days after written notification is provided by the non-breaching party to the party in breach if the breach is not cured. For purposes of this section, material breach of this Agreement includes but not be limited to the following: (i) failure of Consultant to provide the Services set forth in Section 1; (ii) BBCN’s failure to timely pay for Consultant’s Services; or (iii) failure of Consultant to comply with Section 8 regarding Proprietary Information, Section 1(b) regarding conflicts of interest, and Section 9 regarding No Competition and Section 10 regarding No Solicitation.

b. This Agreement terminates automatically on the occurrence of any of the following events: (i) the end of the Term as specified in Section 3 above; (ii) death or dissolution, as applicable, of either Party; or (iii) Consultant’s voluntary termination upon 5 days’ notice to BBCN.

c. Subject to Section 4(a), above, upon the termination or expiration of this Agreement, BBCN shall pay Consultant any fees that are due and payable on the date of termination. The fees due and payable upon termination shall be (i) the fees earned by Consultant through the date of termination and (ii) if, and only if, the Agreement is terminated by Consultant due to BBCN’s material breach as set forth in Section 4(a), above, the balance of the fees that Consultant would have earned pursuant to Section 2, above, through the end of the Term but for BBCN’s breach. Thereafter, BBCN’s obligations hereunder shall cease. For the avoidance of doubt, if the Agreement is terminated before the end of the Term for any reason other than BBCN’s material breach of the Agreement, Consultant shall not be entitled to any fees other than those fees earned by Consultant through the date of termination. Consultant acknowledges and agrees that all BBCN property, Proprietary Information (as defined below) and equipment shall be promptly returned upon termination of the Agreement for any reason.

5. NOTICES

Any notice under this Agreement must be in writing and shall be effective upon delivery by hand or five business days after deposit in the mail, postage prepaid, certified or registered, and addressed to BBCN or to Consultant at the corresponding address below. Consultant shall be obligated to notify BBCN in writing of any change in Consultant’s address. Notice of change of address shall be effective only when done in accordance with this Paragraph.

BBCN’s Notice Address: BBCN Bancorp, Inc. [ADDRESS] Attn: Chief Executive Officer	Consultant’s Notice Address:

6. RELATIONSHIP OF THE PARTIES AND CONSULTANT’S COVENANTS

a. Independent Contractor Status; No Employee Benefits. Consultant shall be an independent contractor. Consultant does not have, nor shall Consultant hold himself out as having, any authority to create any contract or obligation, express or implied, which is binding upon BBCN. Consultant agrees that he will not at any time, before any court, tribunal, administrative body or governmental agency or authority, assert or attempt to assert an employment relationship with BBCN. Consultant shall not be entitled to any benefits accorded to BBCN’s employees, including workers’ compensation, disability insurance, retirement plans, or vacation or sick pay. Consultant agrees he will not apply for any government-sponsored benefits that are intended to apply to employees. Consultant shall be solely responsible for all tax returns and payments required to be filed with or made to any governmental agency or authority with respect to Consultant’s performance of the Services and receipt of fees under this Agreement. Consultant hereby agrees to indemnify, hold harmless and defend BBCN against any and all such liability, taxes or contributions, including, without limitation, any penalties, interest, or other amounts assessed against BBCN related to the payments made hereunder.

b. Insurance. Consultant shall be responsible for ensuring that Consultant has procured and maintained insurance coverage required by federal or state law, as well as any other general liability insurance coverage with adequate limits of liability to cover any negligent acts committed by Consultant during the performance of the Services. Consultant shall have no recourse against BBCN for any losses, damages, claims, costs, or expenses in relation to any occurrence connected with the Services or Consultant’s delivery of the Services.

c. Compliance with Laws. Consultant shall comply with all applicable laws in connection with or related to the performance of the Services.

7. DEFENSE AND INDEMNITY

a. Indemnification of BBCN by Consultant. Consultant agrees to indemnify, defend, and hold harmless BBCN, and BBCN’s officers, directors, employees and shareholders, from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorney fees and costs, that BBCN may incur or suffer and that result from, or are related to, any material breach or failure of Consultant to perform any of the covenants, representations, warranties, and agreements in this Agreement.

b. Indemnification of Consultant by BBCN. BBCN agrees to indemnify, defend, and hold harmless Consultant from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorney fees and costs (collectively, “Claims”), that Consultant may incur or suffer arising from the performance of the Services, except to the extent arising from Consultant’s gross negligence, his reckless or willful misconduct, or his breach or failure to perform any of the covenants, representations, warranties, and agreements in this Agreement.

8. PROPRIETARY INFORMATION

a. Definition. “Proprietary Information” means all information pertaining in any manner to the business of BBCN, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was part of Consultant’s general knowledge prior to Consultant’s relationship with BBCN; or (iii) the information is disclosed to Consultant without restriction by a third party who rightfully possesses the information and did not learn of it from BBCN. This definition includes, but is not limited to: (A) techniques, development tools, processes, formulas and improvements; (B) information about costs, profits, markets, sales, customers, and bids; (C) plans for business, marketing, future development and new product concepts; and (D) information regarding BBCN’s employees, agents, or divisions. The written, printed, graphic, or electronically recorded materials furnished by BBCN for use by Consultant are Proprietary Information and are the property of BBCN.

b. Confidentiality. Consultant shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any Proprietary Information, confidential information, or know-how belonging to BBCN, whether or not it is in written or permanent form, except to the extent necessary to perform the Services. On termination of Consultant’s services to BBCN, or at the request of BBCN before termination, Consultant shall deliver to BBCN all material in Consultant’s possession, custody or control relating to BBCN’s business, including Proprietary Information. The obligations on Proprietary Information extend to information belonging to customers and suppliers of BBCN about whom Consultant may have gained knowledge as a result of performing the Services.

9. NO COMPETITION WITH BBCN

During the Term of this Agreement, Consultant shall not engage in any activity which competes, directly or indirectly, with BBCN, including, but not limited to, providing services to or entering into employment with another financial institution without the express written permission of BBCN.

10. NON-SOLICITATION OF EMPLOYEES

During the Term and for a period of twelve (12) months after the Term ends, Consultant shall not, directly or indirectly solicit, recruit, induce, or encourage any person who is an employee of BBCN to terminate his or her employment with BBCN or to become an employee of any organization with which Consultant may become affiliated, or cause or influence any organization with which Consultant may become affiliated to do the same; provided, however, that nothing in this Section 10 shall prohibit Consultant or any organization with which Consultant may become affiliated from engaging in any general solicitation not targeted at any employee of BBCN, including any non-directed executive searches or placing general advertisements for employees in newspapers or other media of general circulation.

11. DISPUTE RESOLUTION/ARBITRATION

Arbitration. To the fullest extent permitted by law, and except as otherwise provided in this Agreement, any and all claims or controversies between Consultant and BBCN (or between Consultant and any present or former officer, director, agent, or employee of BBCN or any parent, subsidiary, or other entity affiliated with BBCN) relating in any manner to this Consultant Agreement or the termination of the Consulting Agreement or Consultant’s consultancy shall be resolved by final and binding arbitration (“Arbitrable Claims”). Arbitrable Claims shall include, but not be limited to, contract claims, tort claims, statutory claims and regulatory claims based on any federal, state, or local law, statute, or regulation. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Except as specifically provided in this agreement, any arbitration proceeding shall be conducted in accordance with the then current JAMS Comprehensive Arbitration Rules and Procedures (the “Arbitration Rules”) to the extent not inconsistent with this Agreement. The Arbitration Rules are available for review at http://www.jamsadr.com/rules-comprehensive-arbitration/. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this arbitration provision is void or unenforceable. The arbitrator’s authority shall include the authority to rule on a motion to dismiss and/or summary judgment by either party, and the arbitrator shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which any decision or award is based. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same individual remedies, that would apply if the claims were brought in a court of law. The arbitrator shall also have the authority to award costs and fees to the prevailing party as provided by applicable law to the same extent as a court. Otherwise, each party shall pay its own costs and attorney’s fees. The arbitrator shall not have the authority to adjudicate class, collective, or representative claims, to award any class, collective, or other representative relief on behalf of any person other than Consultant, or, without all parties’ consent, to consolidate the claims of two or more individuals, or otherwise preside over any form of a class, collective, or other representative proceeding. Either Consultant or BBCN may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit in any way related to any Arbitrable Claim. Nothing in this Agreement, however, precludes a party from filing an administrative charge with an agency that has jurisdiction over a claim that is otherwise arbitrable. Moreover, nothing in this Agreement prohibits either party from seeking provisional relief pursuant to Section 1281.8 of the California Code of Civil Procedure. All arbitration hearings under this Agreement shall be conducted in Los Angeles, California, unless otherwise agreed by the parties. The parties understand and agree that by entering into this Agreement, they are each waiving the right to a trial by jury. To the fullest extent permitted by law, Consultant and BBCN each waives any right either may have to bring any class, collective, or representative action against the other party, whether in arbitration, in court, or otherwise, or to participate as a member of any class or collective action against the other party (“Waived Claims”). This arbitration provision shall be governed by the Federal Arbitration Act and, to the extent permitted by such Act, the laws of the State of California.

12. MISCELLANEOUS PROVISIONS

a. Assignment; Entire Agreement; Amendments; Waivers. Consultant agrees that he will render the Services and will not assign, delegate or transfer the responsibility of providing such Services to BBCN pursuant to this Agreement. BBCN may assign or otherwise transfer this Agreement to its affiliates, subsidiaries or other successors to all or substantially all assets of BBCN. This Agreement constitutes the complete and exclusive statement of its terms and no extrinsic evidence whatsoever may be introduced involving this Agreement. This Agreement supersedes all prior agreements and may not be contradicted by evidence of any prior or contemporaneous agreement, except as expressly set forth in this Agreement. This Agreement shall not be amended or modified in any way except by an instrument in writing executed by the Parties.

b. Severability; Enforcement; Governing Law. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect, and such provision shall be enforced to fullest extent consistent with applicable law. Except as otherwise provided, the validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California.

13. ACKNOWLEDGEMENT

The Parties acknowledge that: (i) they have each had the opportunity to consult with independent counsel of their own choice concerning this Agreement and have done so to the extent they deem necessary, and (ii) they each have read and understand the Agreement, are fully aware of its legal effect, and have entered into it voluntarily and freely based on their own judgment and not on any promises or representations other than those contained in the Agreement.

The Parties have duly executed this Agreement as of the date first written above.

BBCN BANCORP, INC.:		CONSULTANT

By:
Name

Title: